EXHIBIT 4.6

SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY (this “Subsidiary Guaranty”), dated as of July 21, 2010, among Camelot Entertainment Group, Inc., a Delaware corporation (the “Company”), and Camelot Production Services Group, Inc. and its divisions attached hereto as Schedule A (individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), for the benefit of the secured parties signatory hereto and their respective endorsees, transferees and assigns (individually a “Secured Party” and collectively, the “Secured Parties”).

W I T N E S S E T H:

WHEREAS, pursuant to a Securities Purchase Agreement, dated the date hereof, between Company and the Secured Parties (the “Purchase Agreement”), Company has agreed to issue to the Secured Parties and the Secured Parties have agreed to purchase from Company certain of Company’s 10% Callable Secured Convertible Notes, due three years from the date of issue (the “Notes”), which are convertible into shares of Company’s Common Stock, par value $.0001 per share (the “Common Stock”); and

WHEREAS, the Company and the Subsidiary Guarantors have been, and are now, engaged in the business of providing production services and related services to the Company and to third parties, including, but not limited to, entertainment financial, studio, technology, consulting, post production, event management, education, sales and marketing, merchandising and web services.  In the past, as now, the Company has provided financing for the Subsidiary Guarantors, and the Subsidiary Guarantors have relied upon the Company to provide such financing.  In addition, it is anticipated that, if the Subsidiary Guarantors execute and deliver this Subsidiary Guaranty, the Company will continue to provide such financing to the Subsidiary Guarantors, and that the proceeds of the Purchase Agreement and Notes will be used, in part, for the general working capital purposes of the Subsidiary Guarantors; and

WHEREAS, it is in the best interest of the Subsidiary Guarantors as subsidiaries of the Company and the indirect beneficiaries of the Purchase Agreement and Notes, that the Secured Parties enter into the Purchase Agreement and purchase the Notes to the Company; and

WHEREAS, as a material inducement to the Secured Parties to enter into the Purchase Agreement and Notes, the Secured Parties have required and the Subsidiary Guarantors have agreed to unconditionally guarantee the timely and full satisfaction of all obligations of the Company, whether matured or unmatured, now or hereafter existing or created and becoming due and payable (the “Obligations”) to the Secured Parties, their successors, endorsees, transferees or assigns under the Transaction Documents (as defined in the Purchase Agreement); and

WHEREAS, in light of the foregoing, each Subsidiary Guarantor expects to derive substantial benefit from the Purchase Agreement and sale of the Notes and the transactions contemplated thereby and, in furtherance thereof, has agreed to execute and deliver this Subsidiary Guaranty.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants contained herein, the parties hereby agree as follows:

1.      Guaranty.  The Subsidiary Guarantors, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantee to the Secured Parties, their successors, endorsees, transferees and assigns the due and punctual performance and payment of the Obligations owing to the Secured Parties, their successors, endorsees, transferees or assigns when due, all at the time and place and in the amount and manner prescribed in, and otherwise in accordance with, the Transaction Documents, regardless of any defense or set-off counterclaim which the Company or any other person may have or assert, and regardless of whether or not the Secured Parties or anyone on behalf of the Secured Parties shall have instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against the Company or any other person to compel any such performance or observance or to collect all or part of any such amount, either pursuant to the provisions of the Transaction Documents or at law or in equity, and regardless of any other condition or contingency.

2.      Waiver of Demand.  The Subsidiary Guarantors hereby unconditionally:  (i) waives any requirement that the Secured Parties, in the event of a breach in any material respect by the Company of any of its representations or warranties in the Transaction Documents, first make demand upon, or seek to enforce remedies against, the Company or any other person before demanding payment of enforcement hereunder; (ii) covenants that this Subsidiary Guaranty will not be discharged except by complete performance of all the Obligations; (iii) agrees that this Subsidiary Guaranty shall remain in full force and effect without regard to, and shall not be affected or impaired, without limitation, by, any invalidity, irregularity or unenforceability in whole or in part of the Transaction Documents or any limitation on the liability of the Company thereunder, or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever; and (iv) waives diligence, presentment and protest with respect to, and notice of default in the performance or payment of any Obligation by the Company under or in connection with the Transaction Documents.

3.           Absolute Obligation.  Each Subsidiary Guarantor acknowledges and agrees that (i) no Secured Party has made any representation or warranty to such Subsidiary Guarantor with respect to the Company, any of its subsidiaries, any Transaction Documents or any agreement, instrument or document executed or delivered in connection therewith, or any other matter whatsoever, and (ii) such Subsidiary Guarantor shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (A) the validity or enforceability of any Transaction Documents, or any agreement, instrument or document executed or delivered in connection therewith, or the collectability of any of the Obligations, (B) the preference or priority ranking with respect to any of the Obligations, (C) the existence, validity, enforceability or perfection of any security interest or collateral security under any Transaction Documents, or the release, exchange, substitution or loss or impairment of any such security interest or collateral security, (D) any failure, delay, neglect or omission by any Secured Party to realize upon or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Transaction Documents, or any agreement, instrument or document executed or delivered in connection therewith, or any of the Obligations, (E) the existence or exercise of any right of set-off by any Secured Party, (F) the existence, validity or enforceability of any other guaranty with respect to any of the Obligations, the liability of any other person in respect of any of the Obligations, or the release of any such person or any other guarantor of any of the Obligations, (G) any act or omission of any Secured Party in connection with the administration of any Transaction Documents or any of the Obligations, (H) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any person, (I) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the Obligations, any Transaction Documents, or any agreement, instrument or document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any person, (J) any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of any Transaction Documents, or any agreement, instrument or document executed or delivered in connection therewith or any of the Obligations, or which might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any of the Company's obligations and liabilities (including the Obligations), (K) the merger or consolidation of the Company into or with any person, (L) the sale by the Company of all or any part of its assets, (M) the fact that at any time and from time to time none of the Obligations may be outstanding or owing to any Secured Party, (N) any amendment or modification of, or supplement to, any Transaction Documents, or (O) any other reason or circumstance which might otherwise constitute a defense available to or a discharge of the Company in respect of its obligations or liabilities (including the Obligations) or of such Subsidiary Guarantor in respect of any of the Obligations (other than by the performance in full thereof).

4.      Release.  The obligations, covenants, agreements and duties of the Subsidiary Guarantors hereunder shall not be released, affected or impaired by any assignment or transfer, in whole or in part, of the Transaction Documents or any Obligation, although made without notice to or the consent of the Subsidiary Guarantors, or any waiver by the Secured Parties, or by any other person, of the performance or observance by the Company or the Subsidiary Guarantors of any of the agreements, covenants, terms or conditions contained in the Transaction Documents, or any indulgence in or the extension of the time or renewal thereof, or the modification or amendment (whether material or otherwise), or the voluntary or involuntary liquidation, sale or other disposition of all or any portion of the stock or assets of the Company or the Subsidiary Guarantors, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings, affecting the Company or the Subsidiary Guarantors or any assets of the Company or the Subsidiary Guarantors, or the release of any proper from any security for any Obligation, or the impairment of any such property or security, or the release or discharge of the Company or the Subsidiary Guarantors from the performance or observance of any agreement, covenant, term or condition contained in or arising out of the Transaction Documents by operation of law, or the merger or consolidation of the Company, or any other cause, whether similar or dissimilar to the foregoing.

5.      Subrogation.

(a)           Unless and until complete performance of all the Obligations, the Subsidiary Guarantors shall not be entitled to exercise any right of subrogation to any of the rights of the Secured Parties against the Company or any collateral security or guaranty held by the Secured Parties for the payment or performance of the Obligations, nor shall the Subsidiary Guarantors seek any reimbursement from the Company in respect of payments made by the Subsidiary Guarantors hereunder.

(b)           In the extent that the Subsidiary Guarantors shall become obligated to perform or pay any sums hereunder, or in the event that for any reason the Company is now or shall hereafter become indebted to the Subsidiary Guarantors, the amount of such sum shall at all times be subordinate as to lien, time of payment and in all other respects, to the amounts owing to the Secured Parties under the Transaction Documents and the Subsidiary Guarantors shall not enforce or receive payment thereof until all Obligations due to the Secured Parties under the Transaction have been performed or paid.  Nothing herein contained is intended or shall be construed to give to the Subsidiary Guarantors any right of subrogation in or under the Transaction Documents, or any right to participate in any way therein, or in any right, title or interest in the assets of the Secured Parties.

6.      Application of Proceeds; Release.  The proceeds of any sale or enforcement of or against all or any part of the cash or collateral at the time held by the Secured Parties hereunder, shall be applied by the Secured Parties first to the payment of the reasonable costs of any such sale or enforcement, then to the payment of the principal amount or stated valued (as applicable) of, and interest or dividends (as applicable) and any other payments due in respect of, the Obligations.  The remainder, if any, shall be paid to the Subsidiary Guarantors.  As used in this Subsidiary Guaranty, “proceeds” shall mean cash, securities and other property realized in respect of the sale of any collateral.

7.      Representations and Warranties.

(a)           The Subsidiary Guarantors hereby represent and warrant to the Secured Parties that:

(i)           this Subsidiary Guaranty constitutes a legal, valid and binding obligation of the Subsidiary Guarantors, enforceable in accordance with its terms.

(ii)           the execution, delivery and performance of this Subsidiary Guaranty and other instruments contemplated herein will not violate any provision of any order or decree of any court or governmental instrumentality or of any mortgage, indenture, contract or other agreement to which the Subsidiary Guarantors are a party or by which the Subsidiary Guarantors may be bound, and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of the Subsidiary Guarantors’ properties pursuant to the provisions of such mortgage, indenture, contract or other agreement.

(iii)           all representations and warranties relating to it contained in the Purchase Agreement are true and correct.

(b)           The Company represents and warrants to the Secured Parties that it has no knowledge that any of the representations or warranties of the Subsidiary Guarantors herein are incorrect or false in any material respect.

8.      No Waiver; No Election of Remedies.  No failure on the part of the Secured Parties to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Secured Parties of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.  In addition, the exercise of any right or remedy of the Secured Parties at law or equity or under this Subsidiary Guaranty or any of the documents shall not be deemed to be an election of Pledgee’s rights or remedies under such documents or at law or equity.

9.      Termination.  This Subsidiary Guaranty shall terminate on the date on which all Obligations have been performed, satisfied, paid or discharged in full.

10.      Further Assurances.  The parties hereto agree that, from time to time upon the written request of any party hereto, they will execute and deliver such further documents and do such other acts and things as such party may reasonably request in order fully to effect the purposes of this Subsidiary Guaranty.

11.      Miscellaneous.

(a)           Payment of Fees.  The Subsidiary Guarantors and the Company jointly and severally agree to pay all costs including all reasonable attorneys’ fees and disbursements incurred by the Secured Parties in enforcing this Subsidiary Guaranty in accordance with its terms.

(b)           Modification.  This Subsidiary Guaranty contains the entire understanding between the parties with respect to the subject matter hereof and specifically incorporates all prior oral and written agreements relating to the subject matter hereof.  No portion or provision of this Subsidiary Guaranty may be changed, modified, amended, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

(c)           Notice.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) on a Business Day (as defined in the Purchase Agreement), (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Subsidiary Guaranty later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier services, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:                                               Camelot Entertainment Group, Inc.
8001 Irvine Center Drive, Suite 400
Irvine, CA 92618
Attention: Robert P. Atwell
Telephone: (949) 754-3030
Facsimile:  (949) 643-5504

With copies to:	Christopher P. Flannery
555 City Avenue
Suite 430
Bala Cynwyd, PA 19004
Telephone: (215) 264-8593
Facsimile:  (215) _____________

If to the Subsidiary Guarantors:                        Camelot Production Services Group, Inc.
Camelot Technologies, Inc.
Dstage.com, Inc.
8001 Irvine Center Drive, Suite 400
Irvine, CA 92618
Attention: Robert P. Atwell
Telephone: (949) 754-3030
Facsimile:  (949) 643-5504

If to the Secured Parties:	AJW Partners, LLC
AJW Partners II, LLC
AJW Master Fund, Ltd.
AJW Master Fund II, Ltd.
New Millennium Capital Partners III, LLC
1044 Northern Boulevard
Suite 305
Roslyn, New York 11576
Attention:  Corey Ribotsky
Facsimile:  516-739-7115

With copies to:                                                      Yoel Goldfeder
1044 Northern Blvd, Suite 305
Roslyn, NY 11576
Facsimile:  (516) 739-7115

(d)           Invalidity.  If any part of this Subsidiary Guaranty is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

(e)           Benefit of Agreement.  This Subsidiary Guaranty shall be binding upon and inure to the parties hereto and their respective successors and assigns.

(f)           Mutual Agreement.  This Subsidiary Guaranty embodies the arm’s length negotiation and mutual agreement between the parties hereto and shall not be construed against either party as having been drafted by it.

(g)           New York Law to Govern.  This Subsidiary Guaranty shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principals of conflicts of law thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts sitting in the city of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty and Pledge Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

COMPANY

CAMELOT ENTERTAINMENT GROUP, INC.

By:  /s/ Robert P. Atwell
Robert P. Atwell

Chief Executive Officer

SUBSIDIARY GUARANTORS:

CAMELOT PRODUCTION SERVICES GROUP, INC.

By:/s/ Robert P. Atwell
Robert P. Atwell
Chief Executive Officer

SECURED PARTIES:

AJW PARTNERS, LLC
By: SMS Group, LLC

By: /s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

AJW PARTNERS II, LLC
By: SMS Group, LLC

By: /s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

AJW MASTER FUND, LTD.
By:  First Street Manager II, LLC

By: /s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

AJW MASTER FUND II, LTD.
By:  First Street Manager II, LLC

By: /s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

NEW MILLENNIUM CAPITAL PARTNERS III, LLC
By: First Street Manager II, LLC

By:  /s/ Corey S. Ribotsky
Corey S. Ribotsky
Manager

SCHEDULE A

List of Divisions of the Subsidiary:

Camelot Production Services Group, Inc.                                 NV
Camelot Technologies, Inc.                                                        NV
Dstage.com, Inc.                                                                           DE
Camelot Entertainment Financial Group
Camelot Studio Services
Camelot Technology Group
Camelot Entertainment Consulting Group
Camelot Post Production
Camelot Event Management
Camelot University
Camelot Sales and Marketing
Camelot Merchandising
Camelot Web